Exhibit 3.3
[Translation]
(Scheduled to be adopted on April 1, 2008)

REGULATIONS OF THE BOARD OF DIRECTORS

Article 1.

(Purpose of these Regulations)

All matters relating to the Board of Directors shall be governed by these Regulations, except for those as provided for in laws and regulations or in the Articles of Incorporation.

Article 2.

(Composition of the Board of Directors)

1. The Board of Directors shall be composed of all the Directors of the Company, and shall make decisions on important issues for the management of the Company as well as supervise the execution of the duties of Directors.

2. Corporate Auditors shall attend all meetings of the Board of Directors and express their opinions thereat as they deem necessary.

Article 3.

(Attendance of Persons Other Than Directors and Corporate Auditors)

The Board of Directors, if it deems it necessary, may allow persons other than Directors and Corporate Auditors to attend a meeting of the Board of Directors and to express their opinions or explanations.

Article 4.

(Meetings of the Board of Directors)

1. Meetings of the Board of Directors shall consist of ordinary meetings and extraordinary meetings of the Board of Directors.

2. An ordinary meeting of the Board of Directors shall be held once every month as a general rule.

3. An extraordinary meeting of the Board of Directors shall be held as necessary.

Article 5.

(Person Entitled to Convene Meetings)

1. The Chairman and Director of the Company shall convene meetings of the Board of Directors.

2. If the office of the Chairman and Director is vacant or if the Chairman and Director is prevented from so acting, the President and Director shall act in his or her place.

3. If the President and Director is prevented from so acting, one of the other Directors shall act in his or her place in the order previously determined by the Board of Directors.

4. Each Director may demand to convene a meeting of the Board of Directors by presenting the items to be discussed or to be resolved at that meeting of the Board of Directors to the Director who is entitled to convene meetings.

5. Each Corporate Auditor may demand to convene a meeting of the Board of Directors, whenever necessary, to the extent prescribed by laws and regulations.

Article 6.

(Procedures for Convocation)

1. Notice of convocation of a meeting of the Board of Directors shall be dispatched to each Director and each Corporate Auditor at least three (3) days prior to the date of the meeting. Such period, however, may be shortened if so required in urgent cases.

2. The procedures for convocation of the meeting stated in the preceding paragraph may be omitted if all of the Directors and Corporate Auditors unanimously consent.

Article 7.

(Chairman at Meetings of the Board of Directors)

1. The Chairman and Director shall act as chairman at any meeting of the Board of Directors.

2. If the office of the Chairman and Director is vacant or if the Chairman and Director is prevented from so acting, Paragraphs 2 and 3 of Article 5 shall apply mutatis mutandis.

3. If the Director acting as chairman of a meeting of the Board of Directors has a special interest in the matters to be discussed or to be resolved at the meeting of the Board of Directors, Paragraphs 2 and 3 of Article 5 shall apply mutatis mutandis for deliberations of those matters.

Article 8.

(Manner of Adopting Resolution)

1. The quorum for resolutions at the meeting of the Board of Directors shall be in number of a majority of the Directors, and resolutions thereof shall be adopted by a majority vote of the Directors present.

2. Any Director having a special interest in the matters to be resolved in accordance with the preceding paragraph shall not exercise his or her voting right thereon. In this case, the number of the Directors having special interest shall not be included in the number of Directors referred to in the preceding paragraph.

3. Notwithstanding the provisions of Paragraph 1, a resolution of the Board of Directors will be deemed to have been adopted as proposed if a Director proposes the items to be resolved at a meeting of the Board of Directors and all of the Directors (but only those who are entitled to exercise their voting rights thereon) declare their consent in writing or by electromagnetic recording, unless any of the Corporate Auditors object to the proposal.

Article 9.

(Matters to be Resolved and to be Reported at Meetings of the Board of Directors)

1. The Board of Directors shall resolve the matters stated in the attached Schedule as the Matters to be Resolved.

2. Directors must report the matters stated in the attached Schedule as the Matters to be Reported. Provided, however, that if any of Directors or Corporate Auditors give notice to all of the other Directors and Corporate Auditors of the matters required to be reported to the Board of Directors, then the matters are not required to be reported at a meeting of Board of Directors.

Article 10.

(Minutes of Meeting of the Board of Directors)

1. Minutes shall be prepared for the proceedings and result of any meeting of the Board of Directors and other matters as provided for in laws or regulations, and the Directors and Corporate Auditors present shall affix their respective names and seals to such minutes. Provided, however, that the consent of the Directors and Corporate Auditors to affixing their respective names and seals to such minutes may be confirmed through electronic media.

2. Minutes shall be prepared for any matters that are deemed to have been resolved at the Board of Directors under Paragraph 3 of Article 8 by recording the content of those matters and other matters as provided for in laws or regulations, and all of the Directors (but only those who exercised their voting right thereon) and Corporate Auditors shall affix their respective names and seals to such minutes.

3. Minutes shall be prepared for the matters that are deemed not necessary to be reported at a meeting of the Board of Directors under the proviso of Paragraph 2 of the immediately preceding article by recording the content of those matters and other matters as provided for in laws or regulations, and a Director who prepared the minutes shall affix his or her name and seal to such minutes.

4. All of the minutes prepared in accordance with the preceding three paragraphs and written documents or electromagnetic recordings of the declaration of intention of consent under Paragraph 3 of Article 8 shall be kept at the head office of the Company in accordance with the document management regulations as may be separately adopted.

Article 11.

(Committee)

1. The Board of Directors may establish any internal committees.

2. The power and method of management, etc. of such committee shall be governed by the regulations of the internal committee of the Board of Directors adopted upon a resolution of the Board of Directors.

Article 12.

(Amendment to These Regulations)

Amendment to these Regulations shall be subject to a resolution of the Board of Directors.

Schedule Matters to be Submitted to the Board of Directors

1.	Matters relating to the general meeting of shareholders:

Matters relating to convening general meetings of shareholders

Business report and its supporting schedules

The order of priority for chairman at general meetings of shareholders

2.	Matters relating to the Directors:

Establishment, amendment, and abolition of the Regulations of the Board of Directors

Election and removal of Representative Directors

Allocation of duties to Directors

The order of priority for convener and chairman of the Board of Directors

Determination of the amounts of remuneration payable to Directors

A Full-time Director at the same time assuming the post of a director, a corporate officer, or a corporate auditor in another company

Report:  An Outside Director at the same time assuming the post of a director, a corporate officer, or a corporate auditor in another company

Approval of competitive transactions conducted by Directors, transactions conducted by Directors with the Company or transactions conducted by Directors in conflict with the interests of the Company

Report:  Important matters regarding competitive transactions conducted by Directors, transactions conducted by Directors with the Company, or transactions conducted by Directors in conflict with the interests of the Company

3.	Matters relating to management:

Partial release of Directors and Corporate Auditors from their liabilities

Execution of a limited liability agreement with an Outside Director or an Oustise Corporate Auditor

Basic policies for the internal control system

Establishment, change, and abolition of important board in the Company

Planning and change of group management policies and management plans

Report:  the performance of business operations

Group policies with respect to business operations

Report:  Important matters regarding risk management and compliance with laws and regulations

Merger and corporate split

Assignment or purchase, or cessation or abolition, of business

Important business alliance

Commencement of important new business and policies change in important existing business

Establishment, elimination, and consolidation of an important group company

Establishment, amendment, and abolition of regulations of internal auditing

Policies with respect to internal auditing of group

Report:  Reporting on internal auditing

Report:  Reporting on inspection results (important matters regarding management) by supervising authorities

4.	Matters relating to account settlement:

Non-Consolidated accounts

Consolidated accounts

Semi-annual settlement and Quarterly settlement

Distribution of Surplus (including interim dividends)

Report:  Account settlement based on accounting principles generally accepted in the United States

5.	Matters relating to shares or bonds with stock acquisition rights:

Issue of shares (soliciting of subscribers, secondary offering, gratis allotment, split, and consolidation of shares)

Exchange or transfer of shares

Disposition of treasury stocks (soliciting of subscribers, secondary offerings, and cancellations)

Acquisition of treasury stock

Matters relating to Tender Offer

Amendment to the number of shares constituting one unit or abolition or establishment of provisions for the number of shares constituting one unit

Transfer of legal reserve to capital

Issue of stock acquisition rights (soliciting of subscribers, secondary offerings, and gratis allotments)

Issue and redemption of bonds with stock acquisition rights

Listing and delisting of shares or bonds with stock acquisition rights

Administrator of shareholders registry and its place of business

Establishment, amendment, and abolition of the Share Handling Regulations

6.	Matters relating to organization and personnel management:

Establishment, change, or abolition of important organizations

Appointment or removal of important employees

Important conventions with labor unions

Amendments to the important personnel system in the business

7.	Matters relating to accounting:

Execution or termination of agreements with Independent auditors

Establishment, amendment, and abolition of the regulations of self-assessment of properties and depreciations or provisions

Report:  Reporting on the result of self-assessment of properties and its audit results (on a non-consolidated and consolidated basis)

8.	Matters relating to legal affairs:

Establishment, amendment, and abolition of the important regulations

Important litigation

9.	Other matters:

Disposition and acquisition of important assets

Significant amount of borrowings

Matters relating to decision-making by group companies (which are of importance)

Resolution; Report:  Any other matters as provided for in laws and regulations or in the Articles of Incorporation, matters resolved by the general meetings of shareholders to be delegated, and any other important matters relating to the execution of business of the Company and its group